Exhibit 5.1

SIDLEY AUSTIN LLP 1001 PAGE MILL ROAD BUILDING 1 PALO ALTO, CA 94304 +1 650 565 7000 +1 650 565 7100 FAX	BEIJING BOSTON BRUSSELS CENTURY CITY CHICAGO DALLAS GENEVA	HONG KONG HOUSTON LONDON LOS ANGELES NEW YORK PALO ALTO SAN FRANCISCO	SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

March 10, 2016

Dicerna Pharmaceuticals, Inc.

87 Cambridgepark Drive

Cambridge, MA 02140

Re:	Registration Statement on Form S-8 of Dicerna Pharmaceuticals, Inc. registering
4,410,107 shares of common stock, par value $0.0001 per share

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) being filed by Dicerna Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of (i) 3,105,271 shares (the “2014 Plan Shares”) of common stock, $0.0001 par value per share, of the Company (“Common Stock”) which may be issued under the Dicerna Pharmaceuticals, Inc. 2014 Amended and Restated Performance Incentive Plan, as amended (the “2014 Plan”), (ii) 920,972 shares (the “Inducement Grant Shares”) of Common Stock issuable upon the exercise of stock option awards granted to certain employees of the Company, in each case granted pursuant to an award agreement, by and between the Company and the award recipient (each, an “Inducement Award Agreement”), as an inducement material to entry into employment with the Company, (iii) 250,000 shares (the “2016 Plan Shares”) of Common Stock which may be issued under the Dicerna Pharmaceuticals, Inc. 2016 Inducement Plan (the “2016 Plan”); and (iv) 133,864 shares (the “Issued Shares”) of Common Stock issued to certain directors, officers and other employees prior to the Company’s initial public offering upon the exercise by such directors, officers and other employees of certain stock options (the “Options”) issued pursuant to award agreements, by and between the Company and each such director, officer or other employee (each, an “Option Award Agreement” and, together with the Inducement Award Agreements, the “Award Agreements”), under the Dicerna Pharmaceuticals, Inc. 2007 Employee, Director and Consultant Stock Plan (the “2007 Plan”) and the Dicerna Pharmaceuticals, Inc. 2010 Employee, Director and Consultant Equity Incentive Plan (the “2010 Plan”, and, together with the 2007 Plan, the 2014 Plan and the 2016 Plan, the “Plans”). The 2014 Plan Shares, the Inducement Grant Shares, the 2016 Plan Shares and the Issued Shares are referred to herein collectively as the “Registered Shares.”

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships.

Dicerna Pharmaceuticals, Inc.

March 10, 2016

We have examined the Registration Statement, the Company’s certificate of incorporation, the Plans, the Award Agreements, the option exercise agreement pursuant to which each Issued Share was issued, the resolutions adopted by the board of directors or a committee thereof of the Company relating to the Registration Statement, each of the Plans and the Award Agreements and the proposal adopted by the stockholders of the Company relating to the 2014 Plan at the Company’s 2015 Annual Meeting of Stockholders. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Based on the foregoing, we are of the opinion that:

1. Each 2014 Plan Share that is newly issued pursuant to the 2014 Plan will be validly issued, fully paid and non-assessable when: (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act; (ii) such 2014 Plan Share shall have been duly issued and delivered in accordance with the 2014 Plan; and (iii) either certificates representing such 2014 Plan Share shall have been duly executed, countersigned and registered and duly delivered to the person entitled thereto against payment of the agreed consideration therefor (in an amount not less than the par value thereof) or, if any 2014 Plan Share is to be issued in uncertificated form, the Company’s books shall reflect the issuance of such 2014 Plan Share to the person entitled thereto against payment of the agreed consideration therefor (in an amount not less than the par value thereof), all in accordance with the 2014 Plan.

2. Each Inducement Grant Share will be validly issued, fully paid and non-assessable when: (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act; (ii) such Inducement Grant Share shall have been duly issued and delivered in accordance with the applicable Inducement Award Agreement; and (iii) either certificates representing such Inducement Grant Share shall have been duly executed, countersigned and registered and duly delivered to the person entitled thereto against payment of the agreed consideration therefor (in an amount not less than the par value thereof) or, if any Inducement Grant Share is to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Inducement Grant Share to the person entitled thereto against payment of the agreed consideration therefor (in an amount not less than the par value thereof), all in accordance with the Award Agreement.

Dicerna Pharmaceuticals, Inc.

March 10, 2016

3. Each 2016 Plan Share that is newly issued pursuant to the 2016 Plan will be validly issued, fully paid and non-assessable when: (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act; (ii) such 2016 Plan Share shall have been duly issued and delivered in accordance with the 2016 Plan; and (iii) either certificates representing such 2016 Plan Share shall have been duly executed, countersigned and registered and duly delivered to the person entitled thereto against payment of the agreed consideration therefor (in an amount not less than the par value thereof) or, if any 2016 Plan Share is to be issued in uncertificated form, the Company’s books shall reflect the issuance of such 2016 Plan Share to the person entitled thereto against payment of the agreed consideration therefor (in an amount not less than the par value thereof), all in accordance with the 2016 Plan.

4. Each Issued Share has been duly authorized and is validly issued, fully paid and non-assessable.

This opinion letter is limited to the General Corporation Law of the State of Delaware. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP